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EXHIBIT 21

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                     JUNUM INCORPORATED CORPORATE STRUCTURE
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Subsidiaries:


Name                                    State of Incorporation        Percentage of Ownership
----                                    ----------------------        -----------------------
Junum.Com, Inc.                         Nevada                        88.73%

Next Tech, Inc.                         Nevada                        100%

Voleran, Inc.                           Nevada                        100%

Junum Intellectual Property, Inc.       Nevada                        100%

Junum Financial Services, Inc.          Nevada                        100%

Junum Company, Inc.                     Nevada                        100%

Junum Europe, Ltd.                      Nevada                        100%

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